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TORONTO -- (MARKET WIRE) -- Feb 6, 2006 -- Osprey Gold (Other OTC:OSGL.PK -
News) is pleased to announce that it has signed a Letter of Intent with Flair Petroleum Ltd., a UK private corporation ("Flair"), whereby, through a series of transactions, Osprey will acquire Flair's right, title and interest in an existing joint venture entered into on October 2nd, 2005 (the "Joint Venture") between Flair and Pure Energy Limited ("PEL"), a private Bermuda company which through its subsidiaries, is active in HO and Coal Methane Gas in Utah and other western US states.

The Uinta Basin is located in the Central and Eastern portions of the state of Utah USA. Oil sand deposits of heavy oil have been known for over 100 years with modern day exploration of these deposits beginning in 1956 and continued to 1982. The low price of oil during this period resulted in a termination of further exploration and development until the present time.

In the 1956 to 1982 period, the oil industry exploration of a large oil sand deposit defined a heavy oil reservoir with a drill-proven heavy oil sand reserve of 100 million barrels and a probable heavy oil sand reserve of 700 million barrels. This oil sand deposit is one of the largest known heavy oil sandstone deposits in Utah's Uinta Basin. The known deposit lies at less than 1,000 feet below the surface in thick, porous sandstone beds.

Surface infrastructure in the development area presently includes highway and road access, natural gas pipelines, water pipelines and an electric utility which are immediately available. The area is served by a commercial airport and a major oil pipeline which transports crude oil to the oil refineries located in Salt Lake City, Utah.

The USA Department of Energy developed and carried out pilot plant evaluation of some of these USA deposits during the 1970s which provided good recoveries of the heavy oil. The Osprey Joint Venture envisions extending the programs undertaken in the earlier period with the addition of modern technology.

The Joint Venture is acquiring approximately 3,000 acres of oil and bitumen leases in the Uinta Basin in Utah. Upon Closing, which is expected to take place on or about March 15, 2006, subject to Court and shareholders' approval, Osprey will raise interim funding of $2,000,000 for the acquisition of the leases and development of a pilot plant. The funding will be followed by long-term debt development financing for approximately $70 million over the next 4 years.

The terms of the LOI are subject to approval by our shareholders and the Nevada District Court. In addition Osprey is seeking approval for:

-- an advance of $100,000 by Credifinance Capital Corp., the largest shareholder of Osprey for securing the LOI; and,

--  the raising of  $2,000,000 interim financing.

Osprey hopes to obtain approval of its shareholders and the Nevada District Court on or about February 13, 2006.

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Upon Closing, the Company will:

-- issue $6,000,000 payable in shares to Flair upon certain conditions;

-- issue $2,000,000 payable in shares to Credifinance upon certain conditions;

-- consolidate its common shares on a basis of 50:1;

-- dividend to its shareholders of record through a new company, all of the mining assets located in Canada;

-- appoint the following individuals to fill vacancies on its board of directors:

Mr. David Robinson

Based in Calgary, Mr. Robinson has spent the past 18 years working in both the investment business and petroleum industry. Previously the President and Chief Executive Officer of First Odyssey Petroleum Corporation and lately Aurado Energy Inc. (main operation in Kazakhstan), Forum Energy Corporation, and prior to that, Executive Vice President of Arakis Energy Corporation, Mr. Robinson was responsible for raising over $200 million in equity capital for these companies for investment in major international petroleum projects in Sudan, Oman, Papua New Guinea, Indonesia, Ukraine, Kazakhstan, Egypt, Iran, and Turkmenistan. Currently Mr. Robinson is the CEO of AIM-listed Forum Energy Plc., which is active in the Philippines. Mr. Robinson has a Bsc. (Geology) from the University of British Columbia in Vancouver, Canada, and an MBA from Queen's University in Kingston, Ontario, Canada.

Mr. Roland Khalife

Mr. Khalife is the President and CEO of Flair Petroleum Ltd. Mr. Khalife is an Economist and started his career in 1990 as a Regional Manager for Middle East & Africa for Bekoto Int'l S.A. and has since held several managerial positions in leading international companies such as Commercial Director, Motophone, a major GSM operator in Africa; Executive Vice President, Oil Capital Ltd; Board Member, Executive Vice-President, Business Development, Aurado Energy Inc . Mr. Ernie Pratt

Mr. Pratt has successfully explored and developed new oil and gas fields in the Princess area of Alberta, using conventional and horizontal well technology. Mr. Pratt developed a strategic international focus for Odyssey Petroleum and constructed exploration and development work plans and budgets for concessions in Egypt. Mr. Pratt managed exploration and development programs for Arakis Energy in Sudan, Papua New Guinea, Oman and the USA. Mr. Pratt managed a number of projects including drilling for geothermal energy, wells in Kenya, Tanzania, Madagascar and Bostwana. Mr. Pratt was technical Director and Senior VP for the US-Russian joint venture, Texneft USA. Mr. Pratt is the holder of several patents in the energy field. Two other key members will join the management team.

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William Folta

Heavy Oil Project Manager: Extensive Oil & Gas experience and tremendous expertise in Tar Sands technology. Started his career in 1959, planned, explored, developed, produced and optimized major oil & gas fields around the globe. Mainly, Yamal Peninsula of Russia, onshore and offshore South China Sea, Central Nevada, Cook Inlet Basin, Gulf of Alaska Basin, Bethel Basin and North Slope of Alaska, UK North Sea. Received awards of five offshore oil and gas licenses located in the median area of the North Sea in 1969. Worked on first semi-submersible drilling rig into UK waters offshore Aberdeen, Scotland and Development offshore projects between Malaysia and Thailand.

Larry Podarsky

CFO: Resources Finance Expert (oil & gas and mining), corporate finance advisor and equity research. Previous Head of Oil & Gas investment banking at Bankers Trust and Energy Project Finance at Credit Lyonnais, supervised superior shareholder outcomes as a Resources CFO. Mr. Podarsky started his career as Accounting and Budget Manager for United States Leasing, San Francisco. Vice President for Energy lending for Long Term Credit Bank of Japan, Los Angeles. Followed by Senior Vice President, Global Head of Oil & Gas/Energy for Credit Lyonnais Paris and New York. Executive Vice President, Regional Head of Oil & Gas/Utilities/Resources in Vietnam Resources Corporation, Hong Kong. CFO/Acting Chairman for Asean Securities Ltd, Sydney and Hong Kong Resources Finance Advisor for Bankers Trust Investment Bank, Sydney.

Flair Petroleum Ltd. is owned by highly-experienced oil professionals coming from Major oil companies, with an extensive experience in the oil business; as to exploration, production, development in mainly difficult locations and conditions.

Due to world growing demand on energy and hydrocarbons increasing prices, Heavy Oil was neglected in the past for its expensive production and refining cost. With today's high prices, heavy oil is considered by some US states as an important asset that needs to be supported for big scale production. Flair Petroleum Ltd. commenced an extensive research to seek real opportunities. The most interesting country was the USA and more specifically the Utah State was identified for its rich hydrocarbons reserves as observed in the Uinta Basin.

Pure Energy management has been actively working on evaluations of Oil Sands deposits on a global basis for the past three years including production offshore UK North Sea and undeveloped deposits in Madagascar. The North American production of oil sands in Alberta, Canada is a guide to the potential development with modern technology for oil sand deposits located in Utah and California of the USA.

A strategic decision based on solid issue as to lowest country risk, transportation available facilities and close local end-user, led Flair Petroleum Ltd. and Pure Energy to pursue this project to be a successful association of skills and experiences.

Osprey Gold Corp. acquired advanced exploration-stage properties with near-term production potential and future growth through exploration discoveries. Its acquisition and development emphasis is focused on properties containing gold and other strategic minerals located in Canada. Osprey holds interests in exploration properties located in the province of Ontario.

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This press release includes statements which may constitute "forward-looking statements." These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. These factors include, without limitation, future trends in mining prices, the availability of capital for development in the mining sector, competitive factors and other risks detailed in the Company's periodic filings with the Securities and Exchange Commission.

Contact:   Osprey Gold Corp.
           Linda Kent
           Secretary, Treasurer  (416) 955-1588

Source: Osprey Gold Corporation